Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

SOLARJUICE CO., LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate (2)	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, $0.00004 par value per share	457(f)	10,350,000	6.00	$61,100,000(1)	$0.00014760	$9,018.36
	Other	Warrant	457(g)			—	—	—
	Equity	Ordinary Shares, $0.00004 par value per share, underlying the Warrant	457(f)	517,500	6.60	3,415,500(3)	0.00014760	504.13

Fees Previously Paid								3,708.00
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A		N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					$64,515,500	0.00014760	$9,522.49
	Total Fees Previously Paid							3,708.00
	Total Fee Offsets							N/A
	Net Fee Due							$5,814.49

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(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Calculated pursuant to Rule 457 under the Securities Act by calculating the product of (i) the maximum aggregate offering price and (ii) 0.0001476.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act. The proposed maximum aggregate offering price is based on the exercise price of the warrants.